CERTIFICATE OF DESIGNATIONS

of the

$3.25 CONVERTIBLE EXCHANGEABLE CLASS C PREFERRED STOCK,
SERIES 2

of

LSB INDUSTRIES, INC.

____________________________________

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware
____________________________________

The undersigned duly authorized officer of LSB Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of LSB Industries, Inc. (the “Corporation”), the Board of Directors of the Corporation on April 20, 1993, and a duly authorized committee of the Board of Directors on May 19, 1993, approved the creation, issuance and voting power of a new series of authorized but unissued shares of the Corporation’s Class C Preferred Stock, no par value, consisting of up to 920,000 shares of the series of Class C Preferred Stock, designated as the $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2, with the Board of Directors of the Corporation and a committee of the Board of Directors having been duly authorized by the Board of Directors fixing the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or exchange of such shares for, shares of any other class or classes of stock of the Corporation or fix the exact number of shares of the series of $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2, to be issued by the Corporation, and that Board of Directors and the committee adopted the following resolution creating the series of $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors (the “Board”) of LSB Industries, Inc. (the “Corporation”) by provisions of the Restated Certificate of Incorporation of LSB Industries, Inc. (the “Certificate of Incorporation”) and the General Corporation Law of the State of Delaware, the issuance of a series of Class C Preferred Stock, be, and the same hereby is, authorized, and the Board and the committee of the Board hereby fix the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof as follows:

1. Designation and Amount. The designation of such series of preferred stock authorized by this resolution shall be “$3.25 Convertible Exchangeable Class C Preferred Stock, Series 2”, and the number of shares constituting such series shall be 800,000 (up to an aggregate of 920,000 shares, based on the number of additional shares issued pursuant to the overallotment option granted by the Corporation pursuant to the Underwriting Agreement, dated May 19, 1993, between the Corporation and Lazard Frères & Co.), with a stated value of $50.00 per share. Such series is referred to herein as the “Convertible Exchangeable Preferred Stock”.

2. Rank. All shares of Convertible Exchangeable Preferred Stock shall rank prior to all of the Corporation’s Common Stock, par value $0.10 per share (the “Common Stock”), and to all other classes and series of equity securities of the Corporation now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively are referred to herein as the “Junior Stock”), other than any classes or series of equity securities of the Corporation now or hereafter authorized, issued or outstanding ranking on a parity with (the “Parity Stock”) or senior to (the “Senior Stock”) the Convertible Exchangeable Preferred Stock as to dividend rights or rights upon liquidation, winding up or dissolution of the Corporation. The Convertible Exchangeable Preferred Stock shall be junior to all outstanding debt of the Corporation. The Convertible Exchangeable Preferred Stock shall be subject to the creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Certificate of Incorporation, now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3. Dividends.

(a) The holders of Convertible Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds at the time legally available therefor, dividends at the rate of $3.25 per annum per share, and no more, which shall be fully cumulative, shall accrue without interest (including any interest, sum of money in lieu of interest or other property paid on account of any dividend payment or payments which may be in arrears) from the date of original issuance and shall be payable in cash quarterly in arrears on June 15, September 15, December 15 and March 15 of each year commencing June 15, 1993 (the “Dividend Due Dates”) (except that if any such date is not a Business Day, then such dividend shall be payable on the next Business Day following such Dividend Due Date, provided that, for the purposes of computing such dividend payment, no interest or sum in lieu of interest shall accrue from such Dividend Due Date to the next Business Day following such Dividend Due Date) to holders of record as they appear in the securities register of the Corporation on such record date, not more than 60 nor less than 10 days preceding each Dividend Due Date as is fixed by the Board. For purposes herein, the term Business Day shall mean any day (except a Saturday or Sunday or any day on which banking institutions are authorized or required to close in the State of New York). Subject to the next paragraph of this Section 3, dividends on account of dividends in arrears for any past dividend period may be declared at any time and paid on any Business Day, without reference to any regular dividend payment date. The amount of dividends payable per share of Convertible Exchangeable Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends paid on shares of Convertible Exchangeable Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata among all such shares at the time outstanding.

No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other Junior Stock or distributions of Rights, as defined below, shall be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation of, any shares of Common Stock or other Junior Stock (or any payment made in respect of or made available to a sinking fund for the redemption of any shares of such Junior Stock) unless and until all cumulative and unpaid dividends on the Convertible Exchangeable Preferred Stock shall have been paid or declared and set apart for payment through the last Dividend Due Date.

If at any time any dividend on any Senior Stock shall be in default, in whole or in part, then (except to the extent allowed by the terms of such Senior Stock) no dividend shall be paid or declared and set apart for payment on the Convertible Exchangeable Preferred Stock unless and until all accrued and unpaid dividends with respect to such Senior Stock, including the full dividends for the then-current dividend period, shall have been paid or declared and set apart for payment, without interest. No full dividends shall be paid or declared and set apart for payment on any class or series of Parity Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Convertible Exchangeable Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends shall be paid or declared and set apart for payment on the Convertible Exchangeable Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Convertible Exchangeable Preferred Stock and the Parity Stock, all dividends paid or declared and set aside for payment upon shares of Convertible Exchangeable Preferred Stock and the Parity Stock shall be paid or declared and set aside for payment pro rata so that the amount of dividends paid or declared and set aside for payment per share on the Convertible Exchangeable Preferred Stock and the Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Convertible Exchangeable Preferred Stock and the Parity Stock bear to each other.

(b) The Corporation shall not permit any Subsidiary (as defined in Section 6(m) below) of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this

Section 3, purchase or otherwise acquire such shares at such time and in such manner.

(c) Any reference to “distribution” contained in this Section 3 shall not be deemed to include any distribution made in connection with any liquidation,

dissolution or winding up of the corporation, whether voluntary or involuntary.

4. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Convertible Exchangeable Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, an amount equal to the dividends accrued and unpaid thereon on the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $50.00 per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other Junior Stock; provided, however, that such rights shall accrue to the holders of Convertible Exchangeable Preferred Stock only in the event that the Corporation’s payments with respect to the liquidation preferences of the holders of the Senior Stock and the rights of the Parity Stock are fully met. The entire assets of the Corporation available for distribution after the liquidation preferences of the Senior Stock are fully met shall be distributed ratably among the holders of the Convertible Exchangeable Preferred Stock and Parity Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or substantially all of the Corporation’s assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation. After payment of the full amount of the liquidating distribution to which the Convertible Exchangeable Preferred Stock is entitled, the holders of Convertible Exchangeable Preferred Stock will not be entitled to any further participation in any distribution of the assets of the Company.

5. Redemption at Option of the Corporation. The Corporation may not redeem the Convertible Exchangeable Preferred Stock prior to June 15, 1996. The Corporation, at its option may at any time on or after June 15, 1996 redeem in whole at any time, or from time to time in part, the Convertible Exchangeable Preferred Stock on any Business Day set by the Board (the “Redemption Date”), at the following cash redemption prices per share if redeemed during the twelve-month period beginning June 15 of the year specified below:

Year         Redemption Price

1996       . . . . . . . .  $52.28

1997       . . . . . . . .  51.95

1998       . . . . . . . .  51.63

1999       . . . . . . . .  51.30

2000       . . . . . . . .  50.98

2001       . . . . . . . .  50.65

2002         . . . . . . . .  50.33

and thereafter at $50.00 per share, plus, in each case, an amount in cash equal to all dividends on the Convertible Exchangeable Preferred Stock accrued and unpaid thereon, whether or not declared, pro rata to the date fixed for redemption (subject to the right of the holder of record on the record date for the payment of a dividend to receive the dividend due on the corresponding Dividend Due Date, or the next Business Day thereafter, as the case may be), such sum being hereinafter referred to as the “Redemption Price”.

In case of the redemption of less than all of the then outstanding Convertible Exchangeable Preferred Stock, the Corporation shall designate by lot, or in such other manner as the Board may reasonably determine, the shares to be redeemed, or shall effect such redemption pro rata. Without the consent of the holders of at least two-thirds of the then outstanding Convertible Exchangeable Preferred Stock, the Corporation shall not redeem less than all of the Convertible Exchangeable Preferred Stock at any time outstanding until all dividends accrued and in arrears, whether or not declared, upon all Convertible Exchangeable Preferred Stock then outstanding shall have been paid for all past dividend periods.

Not more than 60 nor less than 30 days prior to the Redemption Date, notice by first class mail, postage prepaid, shall be given to the holders of record of the Convertible Exchangeable Preferred Stock to be redeemed, addressed to such holders at their last addresses as shown on the books of the Corporation. Each such notice of redemption shall specify the Redemption Date, the Redemption Price, the place or places of payment, that payment will be made upon the later of the Redemption Date or presentation and surrender of the shares of Convertible Exchangeable Preferred Stock, that on and after the Redemption Date, dividends will cease to accumulate on such shares and that the right of holders to convert such shares, as provided in Section 6 hereof, shall terminate at the close of business ten days prior to the Redemption Date.

Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Convertible Exchangeable Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Convertible Exchangeable Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate.

The shares of Convertible Exchangeable Preferred Stock, shall not be subject to mandatory redemption or the operation of any purchase, retirement, or sinking fund.

6. Conversion Privilege.

(a) The holder of any share of Convertible Exchangeable Preferred Stock shall have the right, at such holder’s option (but if such share is called for redemption or exchange, then in respect of such share only to and including, but not after, the close of business on the Business Day immediately preceding the date fixed for such redemption or exchange, provided that no default by the Corporation in the payment of the applicable Redemption Price or in the exchange of such share, as the case may be, shall have occurred and be continuing on the date fixed for such redemption or exchange, as the case may be) to convert such share on any Business Day into that number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share of

Common Stock) obtained by dividing $50.00 by the Conversion Price then in effect. The Conversion Price shall initially be $11.55 per share and shall be subject to adjustment as set forth below.

(b) Conversion Procedures. Any holder of shares of Convertible Exchangeable Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates for such shares of Convertible Exchangeable Preferred Stock at the office of the transfer agent for the Convertible Exchangeable Preferred Stock (the “Transfer Agent”), which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Convertible Exchangeable Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for Common Stock are to be issued.

The Corporation covenants that it will, as soon as practicable after such deposit of certificates for Convertible Exchangeable Preferred Stock accompanied by the written notice of conversion and compliance with any other conditions herein contained, deliver at such office of such Transfer Agent to the person for whose account such shares of Convertible Exchangeable Preferred Stock were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Convertible Exchangeable Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Convertible Exchangeable Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Convertible Exchangeable Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Convertible Exchangeable Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the Conversion Price in effect on such date.

(c) In the case of any share of Convertible Exchangeable Preferred Stock which is surrendered for conversion after any record date established by the Board with respect to the payment of a dividend on the Convertible Exchangeable Preferred Stock and on or prior to the opening of business on the next succeeding Dividend Due Date (or, if such Dividend Due Date is not a Business Day, before the close of business on the next Business Day following such Dividend Due Date), the dividend due on such date shall be payable on such date to the holder of record of such share as of such preceding record date notwithstanding such conversion. Shares of Convertible Exchangeable Preferred Stock surrendered for conversion during the period from the close of business on any record date established by the Board with respect to the payment of a dividend on the Convertible Exchangeable Preferred Stock immediately preceding any Dividend Due Date to the opening of business on such Dividend Due Date (or, if such Dividend Due Date is not a Business Day, before the opening of business on the next Business Day following such Dividend Due Date) shall, except in the case of shares of Convertible Exchangeable Preferred Stock which have been called for redemption on a Redemption Date within such period, be accompanied by payment in New York Clearing House funds or other funds acceptable to the Corporation in an amount equal to the dividend payable on such Dividend Due Date on the shares of Convertible Exchangeable Preferred Stock being surrendered for conversion. The dividend with respect to a share of Convertible Exchangeable Preferred Stock called for redemption on a Redemption Date during the period from the close of business on any record date established by the Board with respect to the payment of a dividend on the Convertible Exchangeable Preferred Stock next preceding any Dividend Due Date to the opening of business on such Dividend Due Date (or, if such Dividend Due Date is not a Business Day, before the opening of business on the next Business Day following such Dividend Due Date) shall be payable on such Dividend Due Date (or, if such Dividend Due Date is not a Business Day, before the opening of business on the next Business Day following such Dividend Due Date) to the holder of record of such share on such dividend record date notwithstanding the conversion of such share of Convertible Exchangeable Preferred Stock after such record date and prior to the opening of business on such Dividend Due Date (or, if such Dividend Due Date is not a Business Day, before the opening of business on the next Business Day following such Dividend Due Date), and the holder converting such share of Convertible Exchangeable Preferred Stock need not include a payment of such dividend amount upon surrender of such share of Convertible Exchangeable Preferred Stock for conversion. Except as provided in this paragraph, no payment or adjustment shall be made upon any conversion on account of any dividends accrued on shares of Convertible Exchangeable Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

(d) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Convertible Exchangeable Preferred Stock. If more than one certificate representing shares of Convertible Exchangeable Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Exchangeable Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Convertible Exchangeable Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the market price per share of Common Stock (as reasonably determined by the Board or in any manner reasonably prescribed by the Board, which, so long as the Common Stock is listed on the American Stock Exchange the “ASE”) shall be the last reported sale price on the ASE) at the close of business on the day of conversion.

(e) The Conversion Price shall be adjusted from time to time as follows:

(i) In case the Corporation shall pay or make a dividend in shares of Common Stock on any class of capital stock of the Corporation, the Conversion Price in effect immediately prior to the opening of business on the next Business Day following the date fixed for determination of stockholders entitled to receive such dividend shall be reduced by multiplying such

Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend, such reduction to become effective immediately prior to the opening of business on the next Business Day following the date fixed for such determination. For the purposes of this clause (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The

Corporation covenants that it will not pay any dividend on shares of Common Stock held in the treasury of the Corporation.

(ii) In case the Corporation shall hereafter issue rights, options or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (not being available on an equivalent basis to holders of the Convertible Exchangeable Preferred Stock upon conversion) at a price per share less than the Current Market Price (as defined below) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, options or warrants (other than pursuant to a dividend reinvestment plan or the Rights as defined in Section 6(e)(iv) below), the Conversion Price in effect immediately prior to the opening of business on the next Business Day following the date fixed for such determination shall be reduced by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of holders of Common Stock entitled to receive such rights, options or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately prior to the opening of business on the next Business Day following the date fixed for such determination. For the purposes of this clause (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation covenants that it will not issue any such rights, options or warrants in respect of shares of Common Stock held in the treasury of the Corporation.

(iii) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to the opening of business on the next Business Day following the day upon which such subdivision becomes effective shall be proportionally reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to the opening of business on the next Business Day following the day upon which such combination becomes effective shall be proportionately increased.

(iv) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding Rights, any rights, options or warrants referred to in clause (ii) of this Section 6(e), any dividend or distribution paid exclusively in cash and any dividend referred to in clause (i) of this Section 6(e)), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which (A) the numerator shall be the Current Market Price at the close of business on the date fixed for such determination less the then fair market value (as determined by the Board, whose reasonable determination shall be conclusive and described in a Board resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock (the amount calculated pursuant to this clause (A) being hereinafter referred to as the “Adjusted Market Price”) and (B) the denominator shall be such Current Market Price, such adjustment to become effective immediately prior to the opening of business on the next Business Day following the date fixed for the determination of stockholders entitled to receive such distribution.

Notwithstanding the foregoing, in the event of any dividend or distribution by the Corporation to all holders of its Common Stock consisting exclusively of capital stock of Equity Bank for Savings, F.A. (“Equity Bank”), LSB Chemical Corp. or El Dorado Chemical Company (“EDC”), or any of their respective subsidiaries, the Corporation may, at its option, in consultation with an independent financial advisor selected by the Board of Directors, elect to make no adjustment or a partial adjustment to the Conversion Price (the Conversion Price, as unadjusted or as partially adjusted, as the case may be, the “Modified

Conversion Price”) less than the full adjustment to the Conversion Price required by this clause (iv) (the Conversion Price, as it would have been fully adjusted, the “Fully Adjusted Conversion Price”). In the event the Corporation makes such election, the Corporation shall pay to each holder of record of shares of Convertible Exchangeable Preferred Stock as such holder appears in the securities register of the Corporation at the close of business on the day such distribution is effected an amount in cash for each such share held by such holder equal to the product of (A) the difference between (x) the quotient of (1) $50.00 divided by (2) the Fully Adjusted Conversion Price minus (y) the quotient of (1) $50.00 divided by (2) the Modified Conversion Price times (B) the Adjusted Market Price. The Corporation shall mail a notice to all holders of Convertible Exchangeable Preferred Stock, at their last addresses as they shall appear in the security register, of such dividend or distribution and of the Corporation’s election to make any such cash payment at least 30 days in advance of the record date for the determination of the holders of Common Stock entitled to receive such dividend or distribution.

With respect to the Preferred Stock Purchase Rights (as defined in the Rights Agreement, dated as of February 17, 1989 between the Corporation and the Liberty National Bank and Trust Corporation of Oklahoma City), and, in the event that, after the date hereof, the Corporation should distribute rights, options or warrants issued by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of Common Stock or preferred stock, which rights, options or warrants (A) are deemed to be transferred with such shares of Common Stock,

(B) are not exercisable and (C) are also issued in respect of future issuances of Common Stock, in each case in clauses (A) through (C) until the occurrence of a specified event or events (such Preferred Stock Purchase Rights and such rights, options or warrants, if any, collectively, “Rights”), each holder of the Convertible Exchangeable Preferred Stock who converts any shares of Convertible Exchangeable Preferred Stock shall (but only if the Rights have not been previously redeemed) be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion, a number of such Rights to be determined as follows: (Y) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the “Distribution Date”), the same number of Rights to which a holder of a number of shares of Common Stock equal to the number of shares issued upon such conversion is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to such Rights; and (Z) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of Common Stock, into which such shares of Convertible Exchangeable Preferred Stock so converted were convertible on the Business Day immediately preceding the Distribution Date, would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

(v) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any cash that is distributed upon a merger or consolidation to which Section 6(m) applies or as part of a distribution referred to in clause (iv) of this Section 6(e)) in an aggregate amount that, combined together with (I) the aggregate amount of any other distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this clause (v) or clause (vi) of this Section 6(e) has been made and

(II) the aggregate of any cash plus the fair market value (as determined by the Board of Directors) as of the last time tender could have been made pursuant to such tender offer, as it may have been amended (such time, the “Expiration Time”) of consideration payable in respect of any tender offer by the Corporation or any of its Subsidiaries for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this clause (v) or clause (vi) of this Section 6(e) has been made, exceeds 10% of the product of the Current Market Price per share of the Common Stock on the date for the determination of holders of shares of Common Stock entitled to receive such distribution times the number of shares of Common Stock outstanding on such date, then, and in each such case, immediately after the close of business on such date for determination, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for determination of the stockholders entitled to receive such distribution by a fraction (i) the numerator of which shall be equal to the Current Market Price per share of the Common Stock on the date fixed for such determination less an amount equal to the quotient of (x) the excess of such combined amount over such 10% and (y) the number of shares of Common Stock outstanding on such date for determination and (ii) the denominator of which shall be equal to the Current Market Price per share of the Common Stock as of such date for determination.

(vi) In case a tender offer (the “Tender Offer”) made by the Corporation or any Subsidiary for all or any portion of the Common Stock shall expire and the Tender Offer (as amended upon the expiration thereof) shall require the payment to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased Shares (as defined below) of an aggregate consideration having a fair market value (as determined by the Board of Directors) as of the Expiration Time of such tender offer that combined together with (I) the aggregate of the cash plus the fair market value (as determined by the Board of Directors) of consideration payable in respect of any other tender offer (determined as of the Expiration Time of such other tender offer) by the Corporation or any Subsidiary for all or any portion of the Common Stock expiring within the 12 months preceding the expiration of the Tender Offer and in respect of which no adjustment pursuant to clause (v) of this Section 6(e) or this clause (vi) has been made and (II) the aggregate amount of any distributions to all holders of the Corporation’s Common Stock made exclusively in cash within 12 months preceding the expiration of the Tender Offer and in respect of which no adjustment pursuant to clause (v) of this Section 6(e) or this clause (vi) has been made, exceeds 10% of the product of the Current Market Price per share of the Common Stock as of the Expiration Time of the Tender Offer times the number of shares of Common Stock outstanding (including any tendered shares) at the Expiration Time of the Tender Offer, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time of the Tender Offer, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price immediately prior to close of business on the date of the Expiration Time of the Tender Offer by a fraction (i) the numerator of which shall be equal to (A) the product of (I) the Current Market Price per share of the Common Stock as of the Expiration Time of the

Tender Offer and (II) the number of shares of Common Stock outstanding (including any tendered shares) at the Expiration Time of the Tender Offer less (B) the amount of cash plus the fair market value (determined as foresaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the Tender Offer) of Purchased Shares as defined below, and (ii) the denominator of which shall be equal to the product of (A) the Current Market Price per share of the Common Stock as of the Expiration Time of the Tender Offer and (B) the number of shares of Common Stock outstanding (including any tendered shares) as of the Expiration Time of the Tender Offer less the number of all shares validly tendered and not withdrawn as of the Expiration Time of the Tender Offer (the shares deemed so accepted up to any such maximum, being referred to as the “Purchased Shares”).

(vii) The reclassification of Common Stock into securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Section 6(m) applies) shall be deemed to involve (a) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be “the date fixed for the determination of stockholders entitled to receive such distribution” and the “date fixed for such determination” within the meaning of clause (iv) of this Section 6(e)), and (b) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be “the day upon which such subdivision becomes effective” or “the day upon which such combination becomes effective”, as the case may be, and “the day upon which such subdivision or combination becomes effective” within the meaning of clause (iii) of this Section 6(e) above).

(viii) For the purpose of any computation under clause (ii), (iv), (v), (vi) or (vii) of this Section 6(e), the current market price per share of Common Stock (the “Current Market Price”) on any day shall be deemed to be the average of the daily closing prices per share for the five consecutive Trading Days selected by the Board commencing not more than 10 Trading Days before, and ending not later than, the earlier of the day in question and the day before the

Ex Date (as defined below) with respect to the issuance, payment or distribution on the date of the expiration of the tender offer requiring such computation. For this purpose, the term “Ex Date”, when used with respect to any issuance or distribution, shall mean the first date on which the Common Stock trades regular way on the applicable securities exchange or in the applicable securities market without the right to receive such issuance or distribution. “Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which the Common Stock is not traded on the applicable securities exchange or on the applicable securities market. The closing price for each day shall be the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the ASE or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System (the “NASDAQ/NMS”) or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ/NMS, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm reasonably selected from time to time by the Board for that purpose.

(f) No adjustment in the Conversion Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this Section 6(f)) would require an increase or decrease of at least one percent in such Conversion Price; provided, however, that any adjustments which by reason of this Section 6(f) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section shall be made to the nearest cent or to the nearest 1/100 of a share of Common Stock, as the case may be.

(g) Whenever the Conversion Price is adjusted as herein provided:

(i) the Corporation shall compute the adjusted Conversion Price in accordance with Section 6(e) and shall prepare a certificate signed by the treasurer of the Corporation setting forth the adjusted Conversion

Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent; and

(ii) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Corporation to all holders of Convertible Exchangeable Preferred Stock at their last addresses as they shall appear in the security register.

(h) In case:

(i) the Corporation shall declare a dividend or other distribution on its Common Stock (other than a dividend payable exclusively in cash that would not cause an adjustment to the Conversion Price to take place pursuant to Section 6(e) above); or

(ii) the Corporation or any Subsidiary (as defined below in Section 6(m)) shall make a tender offer for the Common Stock (other than a tender offer that would not cause an adjustment to the Conversion Price pursuant to clause (v) or (vi) of Section 6(m); or

(iii) the Corporation shall authorize the granting to all holders of this Common Stock of rights, options or warrants to subscribe for or purchase any shares of capital stock of any class (other than Rights); or

(iv) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

(v) of the voluntary or involuntary dissolution, liquidation or winding up on the Corporation;

then the Corporation shall cause to be filed with the Transfer Agent, and shall cause to be mailed to all holders of the Convertible Exchangeable Preferred Stock at their last addresses as they shall appear in the security register, at least 20 days (or 10 days in any case specified in clause (i) or (ii) above) prior to the effective date hereinafter specified, a notice stating (x) the date on which a record has been taken for the purpose of such dividend, distribution or grant of rights, options or warrants, or, if a record is not to be taken, the date as of which the identity of the holders of Common Stock of record entitled to such dividend, distribution, rights, options or warrants was determined, or (y) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (i) through (v) of this Section 6(h).

(i) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of Convertible Exchangeable Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Convertible Exchangeable Preferred Stock.

(j) The Corporation covenants that it will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Convertible Exchangeable Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the shares of Convertible Exchangeable Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

(k) The Corporation covenants that all shares of Common Stock which may be issued upon conversion of Convertible Exchangeable Preferred Stock will upon issue be fully paid and nonassessable and, except as provided in Section 6(j) above, the Corporation covenants that it will pay all taxes, liens and charges with respect to the issue thereof.

(l) All shares of Convertible Exchangeable Preferred Stock delivered for conversion shall be delivered to the Transfer Agent to be cancelled by or at the direction of the Transfer Agent, which shall dispose of the same.

(m) Special Conversion Rights upon Corporate Change or Ownership Change. If a Corporate Change (as defined below) has occurred with respect to the Corporation, except as otherwise provided below, each holder of Convertible Exchangeable Preferred Stock shall have the right, at the holder’s option, for a period of 45 days after the mailing of a notice by the Corporation that a Corporate Change has occurred, to convert all, but not less than all, of such holder’s Convertible Exchangeable Preferred Stock into Marketable Stock (as defined below) with an aggregate Applicable Value (as defined below) equal to the aggregate Stated Value (as defined below) of the Convertible Exchangeable Preferred Stock for which conversion is elected before the close of business on any Business Day. The Corporation may, at its option, in lieu of providing Common Stock upon any such conversion, provide the holders who have elected to convert under this Section 6(m) with cash in an amount equal to the aggregate Stated Value of that portion of the Convertible Exchangeable Preferred Stock for which such conversion is elected and for which the Corporation elects to pay such cash. Any such election by the Corporation may be for all or any portion of the Convertible Exchangeable Preferred Stock for which such conversion under this Section 6(m) was elected by the holders thereof. Shares of Convertible Exchangeable Preferred Stock which are not converted as provided above will remain convertible into the kind and amount of securities, cash or other assets which the holders of the Convertible Exchangeable Preferred Stock would have owned immediately after the Corporate Change if the holders had converted the Convertible Exchangeable Preferred Stock immediately before the effective date of the Corporate Change. The Corporation covenants that it will notify the registered holders of Convertible Exchangeable Preferred Stock of any Corporate Change at least 30 days in advance of the effective date of any such Corporate Change in order to allow such holders an opportunity to exercise their conversion rights prior to the effective date of such Corporate Change and before the special conversion right provided in this Section 6(m) commences.

If an Ownership Change (as defined below) should occur with respect to the Corporation, except as otherwise provided below, each holder of the Convertible Exchangeable Preferred Stock shall have the right, at the holder’s option, for a period of 45 days after the mailing of a notice by the Corporation that an Ownership Change has occurred, to convert all, but not less than all, of such holder’s Convertible Exchangeable Preferred Stock into Common Stock with an aggregate Applicable Value equal to the aggregate Stated Value of the Convertible Exchangeable Preferred Stock for which conversion is elected before the close of business on any Business Day; provided that, should the 45th day after the mailing of such notice not be a Business Day, then holders of Convertible Exchangeable Preferred Stock shall additionally have the right to exercise their special conversion rights before the close of business on the next Business Day following the 45th day after the mailing of such notice. The Corporation may, at its option, in lieu of providing Common Stock upon any such conversion, provide to the holders who have elected to convert under this Section 6(m) cash in an amount equal to the aggregate Stated Value of that portion of the Convertible Exchangeable Preferred Stock for which such conversion was elected and for which the Corporation elects to pay such cash. Any such election by the Corporation may be for all or any portion of the Convertible Exchangeable Preferred Stock for which such conversion under this Section 6(m) was elected by the holders thereof. The special conversion right arising upon an Ownership Change will only be applicable with respect to the first Ownership Change that occurs after the date of original issuance of the Convertible Exchangeable Preferred Stock.

If a Corporate Change or an Ownership Change occurs with respect to the Corporation, then, within 30 days after the occurrence of such Corporate Change or Ownership Change, as the case may be, the Corporation covenants that it will mail to each registered holder of Convertible Exchangeable Preferred Stock a notice setting forth details regarding the special conversion right available to such holder based upon such Corporate Change or Ownership Change. A holder of Convertible Exchangeable Preferred Stock must exercise the special conversion right, if at all, within the applicable period (as specified above) after the mailing of such notice by the Corporation. Exercise of such special conversion right shall be irrevocable and dividends on Convertible Exchangeable Preferred Stock tendered for conversion shall cease to accrue from and after the conversion date. The conversion date with respect to the exercise of a special conversion right arising upon a Corporate Change or Ownership Change shall be the 45th day after the mailing of the notice by the Corporation that a Corporate Change or Ownership Change, as the case may be, has occurred.

As used in this Section 6(m), a “Corporate Change” with respect to the Corporation shall be deemed to have occurred at such time as the Corporation shall consummate any transaction of merger or consolidation of the Corporation, or shall convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of the Corporation’s property, business or assets, except that none of the following shall constitute a corporate change:

(i) the merger or consolidation of any Subsidiary of the Corporation with or into the Corporation (provided that the Corporation shall be the continuing or surviving corporation) or the merger of consolidation of the Corporation or any Subsidiary with or into any one or more wholly-owned Subsidiaries of the Corporation (provided that a wholly-owned Subsidiary shall be the continuing or surviving corporation); and

(ii) any sale, lease, transfer or other disposition by any wholly-owned Subsidiary of any or all of its assets (upon voluntary liquidation or otherwise) to the Corporation or any sale, lease transfer or other disposition by the Corporation of any or all of its assets to a wholly-owned Subsidiary of the Corporation; and

(iii) any sale, lease, transfer or other disposition by the Corporation of any or all of the capital stock or assets of any or all of LSB Chemical Corp., Equity Bank, or EDC, or any of their respective subsidiaries, or any business acquired after the date hereof; and

(iv) any merger, consolidation, sale, lease, assignment, transfer or disposition pursuant to which the consideration received and to be received by holders of the Common Stock consists solely of Marketable Stock.

As used in this Section 6(m), an “Ownership Change” with respect to the Corporation shall be deemed to have occurred at such time as any Person (other than Jack E. Golsen and members of his Immediate Family and any entity Controlled by Jack E. Golsen and members of his Immediate Family), together with its affiliates and associates, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding Common Stock of the Corporation pursuant to a transaction that does not constitute a Corporate Change with respect to the Corporation. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise and “Controlled” shall have the meaning correlative thereto. “Immediate Family” of any person means the spouse, siblings, parents, children, nieces and nephews of such person.

As used in this Section 6(m) the “Applicable Value” of a share of the Common Stock or a share of common stock of a corporation that is the successor to all or substantially all of the business and assets of the Corporation as the result of a Corporate Change, shall be the higher of the Market Value or the Reference Value (as defined below).

As used in this Section 6(m) the “Market Value” of a share of the Common Stock or a share of common stock of a corporation that is the successor to all or substantially all of the business and assets of the Corporation as the result of a Corporate Change, shall be the average of the closing market prices of such common stock for the five Trading Days ending on the last Trading Day preceding the date of the Corporate Change or Ownership Change.

As used in this Section 6(m) the term “Marketable Stock” shall mean Common Stock or common stock of any corporation that is the successor to all or substantially all of the business or assets of the Corporation as a result of a Corporate Change, as the case may be, which is (or will, upon distribution there, be) listed on a national securities exchange or approved for quotation in the NASDAQ/NMS or any similar system of automated dissemination of quotations of securities prices in the United States.

As used in this Section 6(m), “Stated Value” of a share of Convertible Exchangeable Preferred Stock converted during the 45-day period following the notice of a Corporate Change or an Ownership Change shall mean $50.00 plus accrued and unpaid dividends, whether or not declared, to the conversion date.

As used in this Section 6(m) “Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Corporation or by one or more other Subsidiaries, or by the Corporation and one or more other Subsidiaries.

As used in this Section 6(m) the term “Reference Value” shall initially mean $6.42 per share (which is an amount equal to two-thirds of the closing price of the Common Stock on the Business Day immediately prior to the date of original issuance of the Convertible Exchangeable Preferred Stock); provided, however, that in the event of any adjustment to the Conversion Price, the Reference Value shall also be adjusted so that the ratio of the Reference Value to the Conversion Price, after giving effect to any such adjustment, shall always be the same as the ratio of $6.42 to the initial Conversion Price ($11.55 per share) (without giving effect to any adjustment); provided, further, that if the Market Value of a share of common stock of a corporation that is the successor to all or substantially all of the business and assets of the Corporation as the result of a Corporate Change is less than the Reference Value (as calculated above), then the Reference Value shall be equal to the amount determined by multiplying the Market Value per share of such successor corporation’s common stock by a fraction of which the numerator shall be the Reference Value of the Common Stock (as calculated above) and the denominator shall be the Market Value of the Common Stock.

Any notice by the Corporation which is mailed as provided in this Section 6(m) shall be conclusively presumed to have been duly given, whether or not the holder of Convertible Exchangeable Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares shall not affect the validity of the proceedings for the con-version of any other shares of Convertible Exchangeable Preferred Stock. An election by a holder of Convertible Exchangeable Preferred Stock to have the Corporation convert such stock pursuant to this Section 6(m) shall become irrevocable when made. On or after the date fixed for con-version as stated in any notice delivered by the Corporation, each holder of the shares called for conversion shall surrender the certificates evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive consideration in accordance with the terms of this Section 6(m). If less than all the shares represented by any such surrendered certificates are converted, a new certificate shall be issued representing the unconverted shares. If, on the date fixed for conversion under any provision of this Section 6(m), notwithstanding that the certificates evidencing any shares which the holders thereof had elected to have converted shall not have been surrendered, the dividends with respect to such shares shall cease to accrue, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be holders of Convertible Exchangeable Preferred Stock, and all rights whatsoever with respect to such shares (except the right of the holders to receive the consideration upon surrender of their certificates therefor) shall terminate.

(n) Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Convertible Exchangeable Preferred Stock, such number of shares of its Common Stock, free of preemptive rights, as shall from time to time be sufficient to effect the conversion of all shares of Convertible Exchangeable Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding shares of Convertible Exchangeable Preferred Stock.

If any shares of Common Stock required to be reserved for purposes of conversion of the Convertible Exchangeable Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation covenants that it will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the ASE or any other national securities exchange, the Corporation covenants that it will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Convertible Exchangeable Preferred Stock.

The Corporation covenants that it will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Convertible Exchangeable Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Convertible Exchangeable Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the Common Stock, the Corporation covenants that it will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at the Conversion Price as so adjusted.

(o) Other Changes in Conversion Price. The Corporation may, but shall not be obligated to, make such decreases in the Conversion Price, in addition of those required or allowed by this Section 6, as shall be determined by it, as evidenced by a resolution of the Board, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of any capital stock of the Corporation or issuance of rights, options or warrants to purchase or subscribe for any such stock or from any event treated as such for income tax purposes.

7. Voting Rights.

(a) General. The holders of Convertible Exchangeable Preferred Stock will not have any voting rights except as set forth below or as otherwise required by law. In connection with any right to vote, each holder of Convertible Exchangeable Preferred Stock will have one vote for each share held, with no right to cumulate votes.

(b) Default Voting Rights. Whenever dividends on the Convertible Exchangeable Preferred Stock shall be in arrears and unpaid, whether or not declared, in an amount equal to at least six quarterly dividends (whether or not consecutive) (i) the number of members of the Board shall be increased by two, effective as of the time of election of such directors as hereinafter provided, and (ii) the holders of the Convertible Exchangeable Preferred Stock (voting separately as a class with all other affected classes or series of the Parity Stock upon which like voting rights have been conferred and are exercisable) will have the exclusive right to vote for and elect such two additional directors of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period that any dividends on the Convertible Exchangeable Preferred Stock remain in arrears. The right of the holders of the Convertible Exchangeable Preferred Stock to vote for such two additional directors shall terminate, subject to re-vesting in the event of a subsequent similar arrearage, when all cumulative and unpaid dividends on the Convertible Exchangeable Preferred Stock have been declared and set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Convertible Exchangeable Preferred Stock and such Parity Stock to vote for such two additional directors, subject to the requirements of Delaware law.

At any time when such voting right created pursuant to this Section 7(b) shall have vested in holders of the shares of Convertible Exchangeable Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of the record holders of 10% in number of the shares of Convertible Exchangeable Preferred Stock and any other series of preferred stock having such voting right then outstanding, addressed to the Secretary of the Corporation, call a special meeting of the holders of the shares of Convertible Exchangeable Preferred Stock and such other series of preferred stock having such voting right for the purpose of electing such two additional directors. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Board of Directors. If such meeting is not called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 35 days after mailing the same within the United States of America, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the record holders of 10% in number of shares of Convertible Exchangeable Preferred Stock and such other series of preferred stock then outstanding which would be entitled to vote at such meeting may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided for in this Section 7(b) or such other place as is selected by such designated stockholder. Any holder of the shares of Convertible Exchangeable Preferred Stock and such other series of preferred stock then outstanding who would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section 7(b). Notwithstanding the provisions of this Section 7(b), no such special meeting shall be called during a period within

90 days immediately preceding the date fixed for the next annual meeting of stockholders.

The holders of the Convertible Exchangeable Preferred Stock and any Parity Stock referred to above voting as a class shall have the right to remove without cause at any time and replace any directors such holders have elected pursuant to this Section 8.

(c) Class Voting Rights. So long as any shares of Convertible Exchangeable Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of at least two-thirds of all outstanding Convertible Exchangeable Preferred Stock voting separately as a class, (i) amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation of the Corporation, as amended, so as adversely to affect the relative rights, power, preferences, qualifications, limitation or restrictions of the Convertible Exchangeable Preferred Stock, or (ii) increase the authorized amount of the Convertible Exchangeable Preferred Stock. A class vote on the part of the Convertible Exchangeable Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Board) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of Common Stock or other Junior Stock or (b) an increase in the amount of any bonds, mortgages, debentures or other obligations of the Corporation. In addition, the Corporation shall not increase the authorized amount of the Convertible Exchangeable Preferred Stock without the vote or written consent of the holders of at least a majority of the shares of Convertible Exchangeable Preferred Stock then outstanding, voting or consenting separately as a class.

8. Exchange. The shares of Convertible Exchangeable Preferred Stock are exchangeable at the option of the Corporation in whole, but not in part, on any dividend payment date beginning June 15, 1996 for the Corporation’s 6.5% Convertible Subordinated Debentures due 2018 (the “Debentures”), to be issued under an Indenture (the “Indenture”) between the Corporation and Liberty Bank and Trust Company of Oklahoma City, N.A., as trustee, or such other party as may reasonably be selected by the Board to then act as trustee under the Indenture (the “Trustee”), which shall be in substantially the form filed as an exhibit to the Corporation’s Registration Statement on Form S-2 (Registration No. 33-61640) as filed with the Securities and Exchange Commission and as amended as of May 18, 1993, completed as set forth therein and with such changes as may be required by law or usage. Holders of the outstanding shares of Convertible Exchangeable Preferred Stock will be entitled to receive $50.00 principal amount of the Debentures in exchange for each share of Convertible Exchangeable Preferred Stock held by them at the time of exchange. Dividends due on the shares of Convertible Exchangeable Preferred Stock will be mailed to holders of record in the regular course.

No such exchange of Debentures for shares of Convertible Exchangeable Preferred Stock shall be made unless on or prior to the dividend payment date on which such exchange is to be made (i) the Indenture shall have been executed and delivered by the Corporation and the Trustee; (ii) a certificate of the President or any Vice President of the Corporation, reasonably satisfactory to the Trustee, to the effect that the Indenture in question is duly qualified under the Trust Indenture Act of 1939 as then in effect, that the Debentures are valid and binding obligations of the Corporation in accordance with their terms and that all necessary corporate and governmental approvals, including without limitation any securities registrations, for the issuance of the Debentures have been obtained and (iii) an opinion of counsel to the Corporation, reasonably satisfactory to the Trustee, to the same effect as the foregoing certificate has been delivered to the Trustee. Such certificate and opinion shall be available for inspection during normal business hours by the holders of the Convertible Exchangeable Preferred Stock upon request to the Trustee.

Upon such exchange or the exchange date specified in the notice mailed by the Corporation as hereinafter provided, whichever occurs first, the rights of the holders of Convertible Exchangeable Preferred Stock as stockholders of the Corporation shall cease (except the right to receive on the date of exchange an amount equal to the amount of accrued and unpaid dividends on the Convertible Exchangeable Preferred Stock to the date of exchange and the Debentures), and the person or persons entitled to receive the Debentures issuable upon such redemption and exchange shall be treated for all purposes as the registered holder or holders of such Debentures. The Corporation covenants that it will mail to each record holder of the Convertible Exchangeable Preferred Stock, at such holder’s address of record, written notice of its intention to exchange the Convertible Exchangeable Preferred Stock not less than 30 nor more than 60 days prior to the exchange date. Such notice shall state: (i) the exchange date; (ii) the place or places where certificates for such shares are to be surrendered in exchange for Debentures; and (iii) that dividends on the shares to be exchanged will cease to accrue on such exchange date. Upon surrender in accordance with said notice of the certificates for any shares so exchanged (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), the Corporation covenants that it will cause the Debentures to be authenticated and issued in exchange for such shares of Convertible Exchangeable Preferred Stock to be mailed to each holder of the shares of Convertible Exchangeable Preferred Stock at such holder’s address of record or such other address as the holder shall specify upon such surrender of such certificates.

If on the exchange date the Corporation shall be in default in the payment of any dividends, whether or not declared (including cumulative dividends, if applicable), on Convertible Exchangeable Preferred Stock or on any shares of Senior Stock or Parity Stock, or if such exchange shall on such date be prohibited by applicable law, then no shares of the Convertible Exchangeable Preferred Stock shall be exchanged.

9. Outstanding Shares. For purposes of this Certificate of Designations, all shares of Convertible Exchangeable Preferred Stock shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 5 hereof, all shares of Convertible Exchangeable Preferred Stock that have been so called for redemption under Section 5 and not converted at the option of the holder thereof pursuant to Section 6 hereof if funds necessary for the redemption of such shares are available; (ii) from the date of exchange determined pursuant to Section 8 hereof, all shares of Convertible Exchangeable Preferred Stock so called for exchange for Debentures if an amount equal to all accrued and unpaid dividends on such shares has been set apart for payment and the Debentures are issuable upon surrender of such shares; (iii) from the date of surrender of certificates representing shares of Convertible Exchangeable Preferred Stock, all shares of Convertible Exchangeable Preferred Stock converted into Common Stock; and (iv) from the date of registration of transfer, all shares of Convertible Exchangeable Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

10. Status of Acquired Shares. Shares of Convertible Exchangeable Preferred Stock redeemed by the Corporation pursuant to Section 5 or received upon conversion pursuant to Section 6 or upon exchange pursuant to Section 8 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Class C Preferred Stock, without designation as to class or series, and may thereafter be issued, but not as shares of Convertible Exchangeable Preferred Stock and not in a manner inconsistent with the terms of this Certificate of Designations.

11. Preemptive Rights. The holders of Convertible Exchangeable Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

12. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affective the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

IN WITNESS WHEREOF, LSB INDUSTRIES, INC. has caused this Certificate of Designations to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this May 19, 1993.

LSB INDUSTRIES, INC.

[Corporate Seal]                         By: /s/ Jack Golsen
  Jack E. Golsen
  President

ATTEST:

/s/ David M. Shear
   Secretary